                                                                     Exhibit 2.1

                         SECURITIES PURCHASE AGREEMENT


          THIS SECURITIES PURCHASE AGREEMENT, dated as of the date of acceptance set forth below, is entered into by and between QUADRAX CORPORATION, a Delaware corporation, with headquarters located at 300 High Point Avenue, Portsmouth, Rhode Island 02871 ("Company") and the undersigned (the "Buyer").

                                 W I T N E S S E T H:

          WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by
----------
the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

          WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, 8% Convertible Debentures (the "Debentures"), of the Company which will be convertible into shares of Common Stock, $.000009 par value per share (the "Common Stock"), of the Company upon the terms and subject to the conditions of such Debentures (the Common Stock and the Debentures sometimes referred to herein as the "Securities"), and subject to acceptance of this Agreement by the Company;

          NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.  AGREEMENT TO PURCHASE; PURCHASE PRICE.

          A. PURCHASE. The undersigned hereby agrees to purchase from the Company, the Debentures of the Company, in the principal amount of $3,500,000 in Debentures, $1,000,000 principal amount at the First Closing, and the balance as more specifically set forth in (Paragraph)4(j), and having the terms and conditions and being in the forms attached hereto as ANNEX IA, as the initial Debenture and ANNEX IB as to the Additional Debentures. The purchase price for each Debenture shall be 100% of the principal amount of such Debenture (the "Purchase Price") and shall be payable in United States Dollars.

          B. FORM OF PAYMENT. The Buyer shall pay the Purchase Price for each Debenture by delivering immediately available good funds in United States Dollars to the escrow agent (the "Escrow Agent") identified in the Joint Escrow Instructions attached hereto as ANNEX II (the "Joint Escrow Instructions") as set forth below. Promptly following payment by the Buyer to the Escrow Agent of the Purchase Price of the Debenture, the Company shall deliver the Debenture duly executed on behalf of the Company to the Escrow Agent. By signing this Agreement, the Buyer and the Company, and subject to acceptance by the Escrow Agent, each agrees to all of the terms and conditions of, and becomes a party to, the Joint Escrow Instructions, all of the provisions of which are incorporated herein by this reference as if set forth in full.

          C. METHOD OF PAYMENT. Payment into escrow of the Purchase Price for each Debenture shall be made by wire transfer of funds to:

               Bank of New York
               350 Fifth Avenue
               New York, New York 10001

               ABA# 021000018
               For credit to the account of Krieger & Prager, Esqs. Account No. 105-0036843

Not later than 1:00 p.m., New York time, on the date which is one (1) New York Stock Exchange trading day after the Company shall have accepted this Agreement and returned a signed counterpart of this Agreement to the Escrow Agent by facsimile, the Buyer shall deposit with the Escrow Agent the Purchase Price for the initial $1,000,000 Debenture, in currently available funds. Time is of the essence with respect to such payment on the Closing Date and each Additional Closing Date (as defined in (Paragraph)4j), and failure by the Buyer to make such payment, shall allow the Company to cancel this Agreement.

          2. BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

          The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

          A. Without limiting Buyer's right to sell the Common Stock pursuant to the Registration Statement as defined in the Registration Rights Agreement, the Buyer is purchasing the Debentures and will be acquiring the shares of Common Stock issuable upon conversion of the Debentures for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof;

          B. The Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities;

          C. All subsequent offers and sales of the Debentures and the shares of Common Stock issuable upon conversion of, or issued as interest on, the Debentures (the "Shares" or "Common Stock" and, together with the Debentures, the "Securities") by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration;

          D. The Buyer understands that the Debentures are being offered and sold, and the Shares are being offered, to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Debentures and to receive an offer of the Shares, and Buyer shall indemnify and hold harmless the Company from and against any liability incurred by the Company approximately caused by any breach thereof by Buyer;

          E. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Debentures and the offer of the Shares which have been requested by the Buyer, including ANNEX V hereto. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, (2) Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997, (3) Proxy Statement for Annual Meeting of Stockholders held May 19, 1997, and (4) Form 8-K dated May 31, 1997 and May 7, 1997, as amended (the "Company's SEC Documents").

          F. The Buyer understands that its investment in the Securities involves a high degree of risk;

          G. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities;

          H. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

          I. Neither Buyer, nor any affiliate of Buyer, has any present intention of entering into, any put option, short position, or other similar position with respect to the Debentures or the Shares.

          J. Notwithstanding the provisions hereof or of the Debentures, in no event shall the holder be entitled to convert any Debenture to the extent after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the Buyer and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debenture), and (2) the number of shares of Common Stock issuable upon the conversion of the Debenture with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Buyer and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) of such proviso.

          3.  COMPANY REPRESENTATIONS, ETC.

          The Company represents and warrants to the Buyer that:

          A.  CONCERNING THE SHARES.   There are no preemptive rights of any
stockholder of the Company, as such, to acquire the Common Shares.

          B. REPORTING COMPANY STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Common Stock is listed and traded on the NASDAQ/Small Cap. The Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing.

          C. AUTHORIZED SHARES. The Company has sufficient authorized and unissued Shares as may be reasonably necessary to effect the conversion of the Debentures. The Shares have been duly authorized and, when issued upon conversion of, or as interest on, the Debentures, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder.

          D. SECURITIES PURCHASE AGREEMENT; REGISTRATION RIGHTS AGREEMENT AND STOCK. This Agreement and the Registration Rights Agreement, the form of which is attached hereto as ANNEX IV (the "Registration Rights Agreement"), and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Registration Rights

Agreement, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally; and the Debenture will be duly and validly authorized and, when executed and delivered on behalf of the Company in accordance with this Agreement, will be a valid and binding obligation of the Company in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

          E. NON-CONTRAVENTION. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated by this Agreement, the Registration Rights Agreement, and the Debentures do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth,
(iii) any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein.

          F. APPROVALS. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the Stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

          G. SEC FILINGS. None of the SEC Filings with the Securities and Exchange Commission since January 1, 1996 contained, at the time they were filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Except as set forth on ANNEX V hereto, the Company has since January 1, 1996 timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

          H. ABSENCE OF CERTAIN CHANGES. Since January 1, 1997, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, or results of operations of the Company, except as disclosed in ANNEX V or in the documents referred to in Section 2(e) hereof.

          I. FULL DISCLOSURE. There is no fact known to the Company (other than general economic conditions known to the public generally) or as disclosed in the documents referred to in Section 2(e), that has not been disclosed in writing to the Buyer that (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or in the earnings, business affairs, properties or assets of the Company or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

          J. ABSENCE OF LITIGATION. Except as set forth in ANNEX V hereto, and in the documents referred to in Section 2(e), which the Buyer has reviewed, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other), results of operations or prospects of the Company and its subsidiaries taken as a whole or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of such other documents.

          K. ABSENCE OF EVENTS OF DEFAULT. Except as set forth in ANNEX V hereto and Section 3(e), no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a material adverse effect on the Company's financial condition or results of operations.

          L. NO DEFAULT. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound, and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement or the Debentures, other than the conversion provision thereof, will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound or any statute or the Certificate of Incorporation or By-Laws of the Company, or any decree, judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, or the Company's listing agreement for its Common Stock.

         M. PRIOR ISSUES. During the twelve (12) months preceding the date hereof, the Company has not issued any securities except as set forth in the documents listed in (S)2e. The presently outstanding unconverted principal amount of each such issuance of July 25, 1997 is $941,200. No person holds any unfulfilled registration rights.

          4.  CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

          A. TRANSFER RESTRICTIONS. The Buyer acknowledges that (1) the Debentures have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement, the Shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company and its transfer agent, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

          B. RESTRICTIVE LEGEND. The Buyer acknowledges and agrees that the Debentures, and, until such time as the Common Stock has been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with such Registration Statement, the shares of Common Stock issued to the Holder upon conversion of the Debentures shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Debenture and such shares of Common Stock):

          THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

          C. REGISTRATION RIGHTS AGREEMENT. The parties hereto agree to enter into the Registration Rights Agreement, in substantially the form attached hereto as ANNEX IV, on or before the Initial Closing Date.

          D. FILINGS. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Debentures to the Buyer under any United States laws and regulations, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

          E. REPORTING STATUS. So long as the Buyer beneficially owns any of the Debentures, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

          F. USE OF PROCEEDS. The Company will use the proceeds from the sale of the Debentures (excluding amounts paid by the Company for legal fees and finder's fees in connection with the sale of the Debentures) for internal working capital purposes , and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership enterprise or other person, except for wholly owned subsidiaries or for the purpose of making acquisitions of businesses.

          G. CERTAIN AGREEMENTS. The Company covenants and agrees that it will not, without the prior written consent of the Buyer, (i) enter into any subsequent or further offer or sale of common stock or securities convertible into common stock with any third party until the expiration of one hundred twenty (120) days from the Additional Closing Date of the final tranche of Additional Debentures. However, clauses 4(g)(i) will not apply to (x) the issuance of securities (other than for cash) in connection with a merger, consolidation, sale of assets, disposition of a business, product or license by the Company, strategic alliance, bank loan or agreement, or the exercise of outstanding options, or (y) the exchange of the capital stock for assets, stock or other joint venture interests.

          H. AVAILABLE SHARES. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to yield the number of Common Stock issuable at conversion as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Debentures.

          I.  WARRANTS.    The Company agrees to issue to Buyer at the Closing,
transferable divisible warrants (the "Warrants") for 700,000 shares of Common Stock. Such Warrants shall bear an exercise price per share of Common Stock as follows: 125% of the Market Price, as defined in the Debenture, on the Closing Date, and shall be exercisable immediately upon issuance, and for a period of three (3) years thereafter, in the form annexed hereto as Exhibit VI, together with piggy-back registration rights, and demand registration rights.

          J. The Buyer irrevocably agrees to purchase up to an additional $2,500,000 of Debentures (the "Additional Debentures") in a series of tranches, commencing thirty (30) days after the effective date of the registration statement contemplated by the Registration Rights Agreement attached hereto as ANNEX IV (the "Effective Date"), upon the same terms and conditions and substantially in the form as those applicable to the initial Debentures issued pursuant to the Agreement except as set forth in 4(j)(d) and the maturity date of such Additional Debenture shall be two years from the Additional Closing Date on which such Additional Debenture was issued (each an "Additional Closing Date"). Buyer's obligation to purchase the Additional Debentures, on each Additional Closing Date (which shall occur not less than ten (10) business days apart), shall be contingent upon the satisfaction of the following conditions:

               (a) The Company shall give the Buyer ten (10) days prior written notice;

               (b) The Debentures issued in each tranche shall be not less than $50,000 nor in excess of $200,000 principal amount;

               (c) On each Additional Closing Date:

                   (i) the Registration Statement required to be filed under the Registration Rights Agreement, is effective;

                   (ii) The representations and warranties contained in Section 3 shall be true and correct in all material respects;

                   (iii) The average daily trading volume for the previous three months must exceed 150,000 shares;

                   (iv) The average daily share price of the common stock for the ten trading days prior thereto, must exceed $.25 per share;

                   (v) The number of shares issuable upon conversion of the Debentures, together with the Shares of Common Stock issued prior thereto pursuant to this Agreement, will not exceed 20% of the outstanding Common Shares of the Company.

          (d) The conversion price for shares to be issued upon conversion of the Additional Debentures shall be the lesser of (a) 84% of the Market Price on the Additional Closing Date, or (b) 100% of the Market Price on the date of the issuance of the original Debenture and the coupon rate of interest on all such additional Debentures shall be 4% rather than 8%.

          (e) In the event that the Company does not exercise its option to require the Buyer to purchase at least $1,250,000 of Debentures, the Company will, not later than fifteen (15) months after the date hereof, issue to the Buyer an additional 300,000 Warrants upon the terms and conditions of (Paragraph)4i hereof. In any event, the Company's obligations under the Registration Rights Agreement, shall be to register the necessary common stock underlying $3,500,000 in Debentures, and the shares underlying 1,000,000 Warrants to purchase common stock.

          5.  TRANSFER AGENT INSTRUCTIONS.

          a. Promptly following the delivery by the Buyer of the Purchase Price for each Debenture in accordance with Section 1(c) hereof, the Company will irrevocably instruct its transfer agent to issue Common Stock from time to time upon conversion of the Debenture in such amounts as specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in Section 4(b) of this Agreement prior to registration of the Shares under the 1933 Act, registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer in connection with each conversion of the Debenture. The Company warrants that no instruction other than such instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 4(a) hereof prior to registration and sale of the Shares under the 1933 Act will be given by the Company to the transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If the Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company and its transfer agent that registration of a resale by the Buyer of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause
(2) of Section 4(a) of this Agreement) permit the transfer of the Securities and, in the case of the Shares, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Buyer.

          b. The Company will permit the Buyer to exercise its right to convert the Debenture by telecopying an executed and completed Notice of Conversion, in the form attached to the Form of Debenture attached hereto as ANNEX I, to the Company and delivering within three business days thereafter, the original Notice of Conversion and the Debenture representing the Shares to the Company by express courier to the Transfer Agent. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will transmit the certificates representing the Shares of Common Stock issuable upon conversion of any Debenture (together with a replacement Debenture representing the any principal amount not so converted) to the Buyer via express courier, by electronic transfer or otherwise, within three business days after receipt by the transfer agent of the original Notice of Conversion and the Debenture representing the Shares to be converted (the "Delivery Date").

          d. The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date could result in economic loss to the Buyer. As compensation to the Buyer for such loss, the Company agrees to pay late payments to the Buyer for late issuance of Shares upon Conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond five (5) business days from Delivery Date:


                                         Late Payment For Each
                                         $10,000 of Debenture
               No. Business Days Late    Principal Amount Being Converted
               ----------------------    --------------------------------

            1                                      $  100
            2                                      $  200
            3                                      $  300
            4                                      $  400
            5                                      $  500
            6                                      $  600
            7                                      $  700
            8                                      $  800
            9                                      $  900
           10                                      $1,000
           >10             $1,000 +$200 for each Business
                                 Day Late beyond 10 days



The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit Buyer's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to the Buyer. Furthermore, in addition to any other remedies which may be available to the Buyer, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within five business days after the Delivery Date, the Buyer will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Buyer shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

          6.  DELIVERY INSTRUCTIONS.

          Each Debenture shall be delivered by the Company to the Escrow Agent pursuant to Section 1(b) hereof, or a delivery against payment basis at each closing.

          7.  CLOSING DATE.

          The date and time of the issuance and sale of the initial $1,000,000 Debenture (the "Closing Date" ) shall occur no later than 12:00 Noon, New York time on the second NYSE trading day after the fulfillment or waiver of all Closing conditions pursuant to Sections 8 and 9, or such other mutually agreed to time. The Closing shall occur on such date at the offices of the Escrow Agent. Notwithstanding anything to the contrary contained herein, the Escrow Agent will be authorized to release the funds representing the Purchase Price for the Debenture, and the Debenture only upon satisfaction of the conditions set forth in Section 8 hereof. The Additional Debentures shall be issued and sold on the Additional Closing Dates in accordance with this section and the Joint Escrow Instructions.

          8.  CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

          The Buyer understands that the Company's obligation to sell the Debentures on the Closing Date and Additional Closing Dates to the Buyer pursuant to this Agreement is conditioned upon:

          A. The receipt and acceptance by the Buyer of this Agreement as evidenced by execution of this Agreement by the buyer for at least One Million ($1,000,000.00) Dollars in Debenture (or such lesser amount as the Company, in its sole discretion, shall determine);

          B. Delivery by the Buyer to the Escrow Agent of good funds as payment in full of an amount equal to the Purchase Price for the Debenture in accordance with Section 1(c) hereof;

          C. The accuracy on the Closing Date and each Additional Closing Date of the representations and warranties of the Buyer contained in this Agreement as if made on the Closing Date and the performance by the Buyer on or before the Closing Date and each Additional Closing Date of all covenants and agreements of the Buyer required to be performed on or before the Closing Date and each Additional Closing Date;

          D. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

          9.  CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

          The Company understands that the Buyer's obligation to purchase the Debentures on the Closing Date and each Additional Closing Date is conditioned upon:

          A. Acceptance by the Company of this Agreement for the sale of Debentures, as indicated by execution of this Agreement;

          B. Delivery by the Company to the Escrow Agent of the appropriate Debenture in accordance with this Agreement;

          C. The accuracy in all material respects on the Closing Date and each Additional Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date and such Additional Closing Date and the performance by the Company on or before the Closing Date and each Additional Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date and such Additional Closing Date, and as to Additional Debentures, the conditions set forth in
(S)4j; and

          D. On the Closing Date and each Additional Closing Date, the Buyer having received an opinion of counsel for the Company, dated the Closing Date and each Additional Closing Date, in form, scope and substance reasonably satisfactory to the Buyer, to the effect set forth in ANNEX III attached hereto, and on the first Closing Date only, the Registration Rights Agreement annexed hereto as ANNEX IV and the 700,000 share Warrants.

          10.  GOVERNING LAW; COST OF COLLECTION; MISCELLANEOUS.

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. Any costs (including attorneys fees and disbursements) incurred by Buyer with respect to any default by the Company under this Agreement, the Registration Rights Agreement, or the Debenture, shall be the obligation of the Company.

          11. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon, (a) by personal delivery or fax, or (ii) one business day after deposit with a nationally recognized overnight delivery service such as Federal Express, with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

COMPANY:       QUADRAX CORPORATION
               300 High Point Avenue
               Portsmouth, Rhode Island 02871
               Telecopier No.  (401) 683-5630

               with a copy to:

               Joseph Smith, Esq.
               Epstein Becker & Green, P.C.
               250 Park Avenue
               New York, New York 10177
               Telecopier No.   (212) 661-0989

PURCHASER:     At the address set forth on the signature page of this Agreement.

ESCROW AGENT:  Krieger & Prager, Esqs.
               319 Fifth Avenue
               New York, New York 10016
               Telecopier No. (212) 213-2077

          12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Company's representations and warranties shall survive the execution and delivery hereof of this Agreement and the delivery of the Debenture.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer or one of its officers thereunto duly authorized as of the date set forth below.

AGGREGATE INITIAL PURCHASE PRICE OF SUCH DEBENTURE:  $ 1,000,000

                                 SIGNATURES FOR ENTITIES

    IN WITNESS WHEREOF, the undersigned represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf this 4th day of September, 1997.


                                       SOVERIGN PARTNERS, L.P.
------------------------------   ----------------------------------------------
                                 By: Southridge Capital Management LLC, General
                                 Partner

------------------------------
                                 By: /s/ Stephen Hicks
                                     -----------------
Telecopier No. _______________   (Signature of Authorized Person)
                                 President
                                 ---------
Delaware                         Print Name and Title
--------
Jurisdiction of Incorporation
or Organization

         This Agreement has been accepted as of the date set forth below.

QUADRAX CORPORATION

By:        /s/ James J. Palermo
          ---------------------------------------------

Title:     President
Date:

    ANNEX I      FORM OF DEBENTURE

    ANNEX II     JOINT ESCROW INSTRUCTIONS

    ANNEX III    OPINION OF COUNSEL

    ANNEX IV     REGISTRATION RIGHTS AGREEMENT

    ANNEX V      COMPANY DISCLOSURE MATERIALS

                                                                   ANNEX V

                                 COMPANY DISCLOSURE
                                 ------------------



1. The Company's Chief Financial Officer resigned at the request of the Chairman on July 11, 1997. The Chief Financial Officer of the Company's Victor Electric subsidiary is acting as interim Chief Financial Officer pending completion of a search for a new permanent Chief Financial Officer. The form Chief Financial Officer has agreed to remain as a consultant for at least three months to assist with transitional matters and SEC matters.

2. The Power Stick v. Quadrax litigation noted in the 1996 Form 10-KSB was decided adversely in July 1997. The plaintiff has re-taken possession of the pultrusion machine, and the jury awarded the plaintiff $150,000 in damages. The Company has a motion pending to vacate the damage award. The Company has ordered a new pultrusion machine from a new source. Delivery is expected by October 1997. The Company is unable to manufacture pultruded hockey sticks in the interim, although it is seeking to subcontract production. As a result, the Company will take write-down of approximately [$500,000] on purchase price of assets subject to lawsuit.

                                 AMENDMENT NO. 1 TO
                           SECURITIES PURCHASE AGREEMENT
                                     BETWEEN
                 QUADRAX CORPORATION AND SOVEREIGN PARTNERS, L.P.


    This Amendment No. 1 dated August 22, 1997 to Securities Purchase Agreement dated as of August 4, 1997 is entered into between Quadrax Corporation (the "Company") and Sovereign Partners, L.P. ("Buyer") with respect to the following facts. All terms used herein which are not defined herein shall have the meanings set forth in the Securities Purchase Agreement.

1. The Company and the Buyer are the parties to the Securities Purchase
Agreement.

2. The Buyer has agreed to purchase and the Company has agreed to sell a further $500,000 principal amount Initial Debenture as of the date hereof, notwithstanding that the Company has not yet filed its registration statement on Form S-3.

    NOW, THEREFORE, the parties hereto agree as follows:

1. The Company will issue and sell to Buyer, and Buyer will purchase from the Company, a $500,000 principal amount Initial Debenture, in the form attached to the Securities Purchase Agreement as Annex I, for a price of $500,000.

2. The Buyer's commitment to purchase Additional Debentures pursuant to Section 4(j) of the Securities Purchase Agreement shall be reduced from $2,500,000 to $2,000,000.

3. The Warrant issued to Buyer on August 4, 1997 shall be initially exercisable at a price of $0.50 per share, rather than at $0.59 per share.

4. All other terms and conditions of the Securities Purchase Agreement are hereby ratified and confirmed, except as expressly modified herein.

    In witness whereof, the parties have executed this Amendment No. 1 as of the date set forth above, being duly authorized to do so.

QUADRAX CORPORATION                     SOVEREIGN PARTNERS, L.P.


By:__________________              By: Southridge Capital Management
   James J. Palermo,               LLC, its general partner
       C.E.O.
                                   By: _____________________________
                                       Stephen Hicks, President

                                       19